Exhibit 99.1

Cognex Reports Second Quarter 2025 Results

July 30, 2025 — NATICK, MA — Cognex Corporation (NASDAQ: CGNX), the global technology leader in industrial machine vision, today reported financial results for the second quarter ended June 29, 2025.

Second-Quarter Financial and Operating Highlights

•Revenue grew 4% year over year or 3% on a constant-currency basis.
•Operating expenses declined 3% year over year, driven by disciplined cost management.
•Operating margin of 17.4%; Adjusted EBITDA margin of 20.7%, up 80 basis points year over year and above 20% for the first time since the second quarter of 2023.
•Net income per diluted share was $0.24; Adjusted diluted earnings per share were $0.25, an increase of 12% year over year, fourth consecutive quarter of growth.
•Announced launch of OneVision, a breakthrough cloud platform for AI-powered Machine Vision.

“We’re focused on executing on our strategic priorities and delivering on our long-term financial framework to drive shareholder value,” said Matt Moschner, President and CEO. “The second quarter represents an early, but meaningful, step forward in this journey, marked by continued Adjusted EBITDA margin expansion and strong free cash flow generation — both of which we believe are important indicators of our financial discipline and long-term value creation.”

Commenting further on the second-quarter performance, Mr. Moschner said, "We sustained our positive momentum from Q1 into Q2, with strength in Logistics and broader Factory Automation, especially in Consumer Electronics and Packaging. We believe that our salesforce transformation is delivering impactful results, helping us reach a broader cross-section of Packaging customers.”

Dennis Fehr, CFO, added, “We’re pleased with our Q2 performance, which underscores our commitment to profitable growth and cash flow generation, the pillars of our through-cycle financial framework we shared at Investor Day. This focused execution drove our Adjusted EBITDA margin above 20% for the first time in two years and and accelerated our cash flow generation."

Financial Performance Highlights for the Second Quarter
(Dollars in millions, except per share amounts)

	Three-months ended
	June 29, 2025	June 30, 2024	Y/Y Change
Revenue	$249	$239	+4%

Operating Income	$43	$38	+13%
% of Revenue	17.4%	16.1%	+130 bps

Adjusted EBITDA*	$52	$48	+9%
% of Revenue	20.7%	19.9%	+80 bps

Net Income per Diluted Share	$0.24	$0.21	+15%

Adjusted EPS (Diluted)*	$0.25	$0.23	+12%
*Adjusted EBITDA and Adjusted EPS (Diluted) include non-GAAP adjustments. A reconciliation from GAAP to non-GAAP metrics is provided in this news release.

•Revenue was $249 million, compared with $239 million in the second quarter of 2024, an increase of 4%. Excluding the impact of foreign currency exchange (FX), revenue increased 3% compared to the prior year. The year-over-year increase in revenue was driven by growth in Logistics and strength in broader Factory Automation driven by Consumer Electronics and Packaging.

•Gross margin was 67.4% compared to 69.6% in the second quarter of 2024. Adjusted gross margin was 68.0% compared to 70.3% in the second quarter of 2024, a decline of 230 basis points. The year-over-year decline was primarily due to less favorable industry mix, and, to a lesser extent, the impact from tariffs.

•Operating expenses were $124 million compared to $128 million in the second quarter of 2024, a decrease of 3%. Adjusted operating expenses were $123 million compared to $126 million in the second quarter of 2024, a decrease of 2%, driven by disciplined cost management.

•Operating margin was 17.4% compared to 16.1% in the second quarter of 2024, an increase of 130 basis points. Adjusted operating margin was 18.7% compared to 17.8% in the second quarter of 2024, an increase of 90 basis points.

•Adjusted EBITDA was $52 million compared to $48 million in the second quarter of 2024, an increase of 9%. Adjusted EBITDA margin was 20.7% compared to 19.9% in the second quarter of 2024, an increase of 80 basis points, representing the first quarter above 20% since the second quarter of 2023. The year-over-year expansion was driven by revenue growth and lower operating expenses.

•Net income of $41 million compared to $36 million in the second quarter of 2024, an increase of 12%. Adjusted net income of $43 million compared to $39 million in the second quarter of 2024, an increase of 9%.

•Net income per diluted share was $0.24 compared to $0.21 in the second quarter of 2024, an increase of 15%. Adjusted diluted earnings per share were $0.25 compared to $0.23 in the second quarter of 2024, an increase of 12%.

Balance Sheet and Cash Flow Highlights

•As of June 29, 2025, Cognex’s financial position remained strong, with $553 million in cash and investments and no debt.

•During the second quarter, Cognex generated $43 million of cash from operating activities compared to $28 million in the second quarter of 2024, an increase of 54%.

•During the second quarter, Cognex generated Free Cash Flow (FCF) of $40 million compared to $23 million in the second quarter of 2024, an increase of 74%. Second quarter FCF conversion rate was 100% of net income and trailing twelve-month FCF conversion rate was 147% of net income. Second quarter FCF conversion rate was 95% of adjusted net income and trailing twelve-month FCF conversion rate was 130% of adjusted net income.

•Cognex paid $13 million in dividends to shareholders in the second quarter.

Dividend
On July 30, 2025, Cognex's Board of Directors declared a quarterly cash dividend of $0.08 per share. The dividend is payable on August 28, 2025, to all shareholders of record at the close of business on August 14, 2025.

Guidance
Cognex issued third-quarter 2025 guidance; details are summarized in the table below.

As of the date of this release, Cognex continues to expect no material impact on Adjusted Earnings per Share or Adjusted EBITDA margin from tariffs, including recently announced trade agreements with China, Vietnam and Indonesia.

During the third quarter, Cognex entered into a commercial partnership with a strategic channel partner to better serve OEM customers in the specialized field of medical lab automation. This arrangement is expected to result in a one-time benefit to revenue and profit in the third quarter, which is excluded from guidance. Cognex currently expects the benefit to revenue to be between $8 and $14 million.

Cognex is in the early stages of evaluating the impact of U.S. tax law changes introduced by the One Big Beautiful Bill Act (OBBBA) and currently expects OBBBA to be neutral to Adjusted EPS in 2025; a cash tax benefit of $12 to $15 million is expected in 2025.

(Dollars in millions, except per share amounts)	Q3 2025 Guidance*	Q3 2024 Results	Y/Y Change**
Revenue	$245 - $265	$235	+9%

Adjusted EBITDA Margin[1]	19.5% - 22.5%	17.6%	+340 bps

Adjusted Earnings Per Share (diluted)[1]	$0.24 - $0.29	$0.20	+35%

*Including the one-time benefit from the commercial partnership with a strategic channel partner, the Q3 guidance ranges would be: revenue $253 - $279 million, Adjusted EBITDA margin 20.5% - 25.0%, and Adjusted EPS (diluted) $0.26 - $0.34. Although this one-time benefit to revenue will be recognized in the third quarter, actual payments are expected to be received through 2030.

**At the midpoint of guidance.

1Cognex has provided the forward-looking non-GAAP measures of adjusted EBITDA margin, and adjusted earnings per share (diluted), but cannot, without unreasonable effort, forecast such items to present or provide a reconciliation to corresponding forecasted GAAP measures. These include special items such as reorganization charges, acquisition and integration charges, and amortization of acquisition-related intangible assets, all of which are subject to limitations in predictability of timing, ultimate outcome and numerous conditions outside of Cognex’s control. Additionally, these items are outside of Cognex’s normal business operations and not used by management to assess Cognex’s operating results. Cognex believes these limitations would result in a range of projected values so broad as to not be meaningful to investors. For these reasons, Cognex believes that the probable significance of such information is low. Information with respect to special items for certain historical periods is included in the section entitled “Reconciliation of Selected Items From GAAP to Non-GAAP”. For these reasons, Cognex believes that the probable significance of such information is low. Information with respect to special items for certain historical periods is included in the section entitled “Reconciliation of Selected Items from GAAP to Non-GAAP.” In Q3 2024 the GAAP operating margin was 13.4% and GAAP earnings per share (diluted) were $0.17.

Analyst Conference Call and Simultaneous Webcast

•Cognex will host a conference call on July 31, 2025 at 8:30 a.m. Eastern Daylight Time (EDT). The telephone number is (877) 704-4573 (or (201) 389-0911 if outside the United States).

•A real-time audio broadcast of the conference call or an archived recording, together with a slide presentation, will be accessible on the Events & Presentations page of the Cognex Investor website: www.cognex.com/investor.

Forward Looking Statements

Certain statements made in this report, as well as oral statements made by Cognex Corporation ("Cognex", "we", "us", "our", or the "Company") from time to time, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Readers can identify these forward-looking statements by our use of the words “expects,” “anticipates,” “estimates,” "potential," “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” "opportunity," "goal" and similar words and other statements of a similar sense. These statements are based on our current estimates and expectations as to prospective events and circumstances, which may or may not be in our control and as to which there can be no firm assurances given. These forward-looking statements, which include statements regarding business and market trends, future financial performance and financial targets, the impact of tariffs, customer demand and order rates and timing of related revenue, future product or revenue mix, research and development activities, sales and marketing activities, new product offerings, innovation and product development activities, customer acceptance of our products, commercial partnerships, capital expenditures, cost management activities, investments, liquidity, dividends and stock repurchases, strategic and growth plans and opportunities, acquisitions, and estimated tax benefits and expenses, changes in tax legislation, and other tax matters, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the technological obsolescence of current products and the inability to develop new products; (2) the impact of competitive pressures; (3) the inability to attract and retain skilled employees, effectively plan for succession including managing the change of our Chief Executive Officer, all while maintaining our unique corporate culture; (4) the failure to properly manage the distribution of products and services; (5) economic, political, and other risks associated with international sales and operations, including the impact of trade disputes, the imposition of tariffs, the economic climate in China, and the wars involving Ukraine and Israel; (6) the challenges in integrating and achieving expected results from acquired businesses; (7) uncertainty surrounding our future capital needs; (8) information security breaches and other cybersecurity threats; (9) the failure to comply with laws or regulations relating to data privacy or data protection; (10) the inability to protect our proprietary technology and intellectual property; (11) the failure to manufacture and deliver products in a timely manner; (12) the inability to obtain, or the delay in obtaining, components for our products at reasonable prices; (13) the inability to design and manufacture high-quality products; (14) the loss of, or curtailment of purchases by, large customers in the logistics, consumer electronics, or automotive industries; (15) challenges in accurately forecasting our financial results due to seasonal and cyclical variations in customer purchasing patterns and economic and market volatility; (16) potential impairment charges with respect to our investments or acquired intangible assets; (17) exposure to additional tax liabilities, increases and fluctuations in our effective tax rate, and other tax matters; (18) fluctuations in foreign currency exchange rates and the use of derivative instruments; (19) unfavorable global economic conditions, including, without limitation, increases in interest rates, elevated inflation rates, and recession risks; (20) business disruptions from natural or man-made disasters, public health crises, or other events outside our control; (21) stock price volatility; and (22) our involvement in time-consuming and costly litigation or activist shareholder activities. The foregoing list should not be construed as exhaustive and we encourage readers to refer to the detailed discussion of risk factors included in Part I - Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024, our Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation to subsequently revise forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such statements are made.

COGNEX CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 29, 2025	December 31, 2024
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$179,311	$186,094
Current investments, allowance for credit losses of $0 in 2025 and 2024	48,892	59,956
Accounts receivable, allowance for credit losses of $620 and $827 in 2025 and 2024, respectively	183,946	143,359
Unbilled revenue	2,176	3,055
Inventories	144,577	157,527
Prepaid expenses and other current assets	66,823	63,376
Total current assets	625,725	613,367
Non-current investments, allowance for credit losses of $0 in 2025 and 2024	324,348	340,898
Property, plant, and equipment, net	93,428	98,445
Operating lease assets	77,990	67,326
Goodwill	397,389	384,937
Intangible assets, net	92,135	90,684
Deferred income taxes	387,232	392,166
Other assets	5,294	5,027
Total assets	$2,003,541	$1,992,850

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$42,273	$38,046
Accrued expenses	78,344	71,760
Accrued income taxes	5,483	25,685
Deferred revenue and customer deposits	53,077	25,035
Operating lease liabilities	11,260	8,854
Total current liabilities	190,437	169,380
Non-current operating lease liabilities	71,925	61,363
Deferred income taxes	209,289	217,155
Reserve for income taxes	25,742	26,365
Other liabilities	91	1,082
Total liabilities	497,484	475,345

Shareholders’ equity:
Preferred stock, $.01 par value – Authorized: 400 shares in 2025 and 2024, respectively; no shares issued and outstanding	—	—
Common stock, $.002 par value – Authorized: 300,000 shares in 2025 and 2024, respectively; issued and outstanding: 167,899 and 170,434 shares in 2025 and 2024, respectively	336	341
Additional paid-in capital	1,110,458	1,090,638
Retained earnings	433,040	499,303
Accumulated other comprehensive loss, net of tax	(37,777)	(72,777)
Total shareholders’ equity	1,506,057	1,517,505
Total liabilities and shareholders' equity	$2,003,541	$1,992,850

COGNEX CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three-months Ended		Six-months Ended
	June 29, 2025	June 30, 2024	June 29, 2025	June 30, 2024

Revenue	$249,093	$239,292	$465,129	$450,089
Cost of revenue (1)	81,217	72,693	152,930	141,553
Gross profit	167,876	166,599	312,199	308,536
Percentage of revenue	67.4%	69.6%	67.1%	68.5%
Research, development, and engineering expenses (1)	33,102	34,962	67,829	72,067
Percentage of revenue	13.3%	14.6%	14.6%	16.0%
Selling, general, and administrative expenses (1)	91,341	93,180	174,845	183,808
Percentage of revenue	36.7%	38.9%	37.6%	40.8%
Operating income	43,433	38,457	69,525	52,661
Percentage of revenue	17.4%	16.1%	14.9%	11.7%
Foreign currency gain (loss)	(1,503)	(181)	(3,956)	(135)
Investment income	4,040	3,116	8,030	6,236
Other income (expense)	2,092	176	2,261	372
Income before income tax expense	48,062	41,568	75,860	59,134
Income tax expense	7,551	5,356	11,746	10,900
Net income	$40,511	$36,212	$64,114	$48,234
Percentage of revenue	16.3%	15.1%	13.8%	10.7%

Net income per weighted-average common and common-equivalent share:
Basic	$0.24	$0.21	$0.38	$0.28
Diluted	$0.24	$0.21	$0.38	$0.28

Weighted-average common and common-equivalent shares outstanding:
Basic	167,886	171,568	168,568	171,630
Diluted	168,563	172,733	169,553	172,699

Cash dividends per common share	$0.080	$0.075	$0.160	$0.150

(1) Amounts include stock-based compensation expense, as follows:
Cost of revenue	$537	$413	$1,205	$1,018
Research, development, and engineering	3,443	3,540	8,139	7,929
Selling, general, and administrative	8,314	9,011	12,889	17,319
Total stock-based compensation expense	$12,294	$12,964	$22,233	$26,266

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including adjusted gross margin, adjusted operating expense, adjusted operating income and margin, adjusted EBITDA and margin, adjusted net income, adjusted earnings per share of common stock, diluted, adjusted effective tax rate, and free cash flow. Cognex defines its non-GAAP metrics as follows:

•Adjusted gross profit and margin: Gross margin adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs and one-time discrete events.

•Adjusted operating expense: Operating expense adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs and one-time discrete events.

•Adjusted operating income and margin: Operating income adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs and one-time discrete events.

•Adjusted EBITDA and margin: Operating income adjusted for amortization of acquisition-related intangible assets and depreciation, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs and one-time discrete events.

•Adjusted net income: Net income adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs, discrete tax items, tax impact on reconciling items and one-time discrete events.

•Adjusted earnings per share of common stock, diluted: Adjusted net income divided by diluted weighted average common and common-equivalent shares.

•Adjusted effective tax rate: Effective tax rate adjusted for discrete tax items and the net impact of the other non-GAAP adjustments.

•Free cash flow: Cash provided by operating activities less cash for capital expenditures.

•Free cash flow conversion rate: Free cash flow divided by adjusted net income.

Cognex may disclose results on a constant-currency basis as one measure to evaluate its performance and compare results between periods as if the exchange rates had remained constant period-over-period.

Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare results over multiple periods using the same methodology that management employs in its budgeting process, in its review of operating results, and for forecasting and planning for future periods. Cognex’s definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Furthermore, these measures have certain limitations in that they do not include the impact of certain non-recurring expenses that are reflected in our consolidated statement of operations that are necessary to run our business. Thus, our non-GAAP financial measures should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.

Please see the section “Reconciliation of Selected Items from GAAP to Non-GAAP” below for more detailed information regarding non-GAAP financial measures herein, including the items reflected in our adjusted financial metrics and a description of these adjustments.

COGNEX CORPORATION
RECONCILIATION OF SELECTED ITEMS FROM GAAP TO NON-GAAP
Dollars in thousands, except per share amounts
(Unaudited)

	Three-months Ended		Six-months Ended
	June 29, 2025	June 30, 2024	June 29, 2025	June 30, 2024

Gross profit (GAAP)	$167,876	$166,599	$312,199	$308,536
Acquisition and integration costs	211	233	453	1,801
Amortization of acquisition-related intangible assets	1,382	1,388	2,720	2,817
Reorganization charges	—	—	86	—
Adjusted gross profit	$169,469	$168,220	$315,458	$313,154
GAAP gross margin	67.4%	69.6%	67.1%	68.5%
Adjusted gross margin	68.0%	70.3%	67.8%	69.6%

Operating expense (GAAP)	$124,443	$128,142	$242,674	$255,875
Acquisition and integration costs	(259)	(1,203)	(797)	(2,506)
Amortization of acquisition-related intangible assets	(1,296)	(1,339)	(2,586)	(2,723)
Reorganization charges	—	—	(1,622)	—
Adjusted operating expense	$122,888	$125,600	$237,669	$250,646

Operating income (GAAP)	$43,433	$38,457	$69,525	$52,661
Acquisition and integration costs	470	1,436	1,250	4,307
Amortization of acquisition-related intangible assets	2,678	2,727	5,306	5,540
Reorganization charges	—	—	1,708	—
Adjusted operating income	$46,581	$42,620	$77,789	$62,508
GAAP operating margin	17.4%	16.1%	14.9%	11.7%
Adjusted operating margin	18.7%	17.8%	16.7%	13.9%
Depreciation (adjusted for amounts included in Acquisition and integration costs)	5,095	4,948	10,178	10,227
Adjusted EBITDA	$51,676	$47,568	$87,967	$72,735
Adjusted EBITDA margin	20.7%	19.9%	18.9%	16.2%

Net income (GAAP)	$40,511	$36,212	$64,114	$48,234
Acquisition and integration costs	470	1,436	1,250	4,307
Amortization of acquisition-related intangible assets	2,678	2,727	5,306	5,540
Reorganization charges	—	—	1,708	—
Discrete tax (benefit) expense	(211)	(463)	(518)	2,622
Tax impact of reconciling items	(891)	(1,033)	(2,256)	(2,387)
Adjusted net income	$42,557	$38,879	$69,604	$58,316

Earnings per share of common stock, diluted (GAAP)	$0.24	$0.21	$0.38	$0.28
Acquisition and integration costs	—	0.01	0.01	0.02
Amortization of acquisition-related intangible assets	0.02	0.02	0.03	0.03
Reorganization charges	—	—	0.01	—
Discrete tax (benefit) expense	—	—	—	0.02
Tax impact of reconciling items	(0.01)	(0.01)	(0.01)	(0.01)
Adjusted earnings per share of common stock, diluted	$0.25	$0.23	$0.41	$0.34

Effective tax rate (GAAP)	15.7%	12.9%	15.5%	18.4%
Discrete tax benefit (expense)	0.4%	1.1%	0.7%	(4.4)%
Net impact of other reconciling items	0.7%	1.0%	1.1%	1.5%
Adjusted effective tax rate	16.9%	15.0%	17.3%	15.5%

Cash provided by operating activities (GAAP)	$42,625	$27,763	$83,127	$41,406
Capital expenditures	(2,194)	(4,510)	(4,695)	(8,571)
Free cash flow	$40,431	$23,253	$78,432	$32,835

Description of adjustments:
In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides various non-GAAP measures that incorporate adjustments for the impacts of special items. Adjustments incorporated in the preparation of these non-GAAP measures for the periods presented include the items described below:

Depreciation:
•The company incurs expense related to its normal use of property, plant and equipment.

Acquisition and integration costs:
•The Company has incurred charges related to the purchase and integration of acquired businesses. During the periods presented, these costs were primarily related to the ongoing integration of Moritex Corporation, which the company acquired in the fourth quarter of 2023.

Amortization of acquisition-related intangible assets:
•The Company excludes the amortization of acquired intangible assets from non-GAAP expense and income measures. These items are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions, and include the amortization of customer relationships, completed technologies, and trademarks that originated from prior acquisitions. The largest driver of intangible asset amortization was the acquisition of Moritex Corporation.

Reorganization charges:
•The Company has incurred charges related to the reorganization of its employees. During the six-month period ended June 29, 2025, these costs consisted primarily of severance.

Discrete tax (benefit) expense:
•Items unrelated to current period ordinary income or (loss) that generally relate to changes in tax laws, adjustments to prior period’s actual liability determined upon filing tax returns, adjustments to previously recorded reserves for uncertain tax positions, establishments and adjustments of valuation allowances, stock based compensation, and adjustments to deferred tax positions.

•We estimate the tax effect of items identified in the reconciliation by applying the statutory tax rate to the pre-tax amount.

About Cognex Corporation

For over 40 years, Cognex has been making advanced machine vision easy, paving the way for manufacturing and distribution companies to become faster, smarter, and more efficient through automation. Innovative technology in our vision sensors and systems solves critical manufacturing and distribution challenges, providing unparalleled performance for industries from automotive to consumer electronics to packaged goods.

Cognex makes these tools more capable and easier to deploy thanks to a longstanding focus on AI, helping factories and warehouses improve quality and maximize efficiency without needing highly technical expertise. We are headquartered near Boston, USA, with locations in over 30 countries and more than 30,000 customers worldwide. Learn more at cognex.com.

Investor Contacts:
Greer Aviv – Head of Investor Relations
Jordan Bertier – Senior Manager, Investor Relations
Cognex Corporation
ir@cognex.com